Exhibit 99.1

For more information:	Dennis Barber, Investor Relations:	(832) 357-3042
	Laurie Fickman, Media Relations:	(832) 357-7720

FOR IMMEDIATE RELEASE

GenOn Reports 2011 Results and

Announces Expected Deactivation of Generation Units

•      Successfully completed merger integration and achieved $160 million annual cost savings

•      Reflecting commodity price declines, lowered 2012 adjusted EBITDA guidance to $440 million from $496 million and 2013 adjusted EBITDA guidance to $665 million from $761 million

•      Expect to deactivate 3,140 MWs of generation between June 2012 and May 2015

HOUSTON, TX — February 29, 2012 — GenOn Energy, Inc. (NYSE:GEN) today reported adjusted EBITDA of $622 million for 2011 compared to $638 million for 2010.  For 2011, GenOn reported an adjusted loss from continuing operations of $132 million compared to adjusted income from continuing operations of $163 million for 2010.  GenOn reported a net loss of $189 million for 2011 compared to a net loss of $233 million for 2010.

GenOn was formed on December 3, 2010 through the merger of Mirant Corporation and RRI Energy, Inc.  The merger was accounted for as a reverse acquisition, and Mirant was deemed to be the acquirer for accounting purposes.  The consolidated financial statements therefore reflect Mirant’s historical financial information through December 2, 2010 and GenOn’s results thereafter, in accordance with the acquisition method of accounting for business combinations.  On a pro forma basis, adjusted EBITDA for 2010 was $919 million, adjusted income from continuing operations was $103 million and the net loss was $740 million.  The pro forma information gives effect to the merger as if it had occurred on January 1, 2010.

“GenOn’s strategy of hedging and maintaining adequate liquidity positions us to manage comfortably through the significant decline in commodity prices facing the industry today,” said Edward R. Muller, chairman and chief executive officer of GenOn.

Generation Deactivations

GenOn expects to deactivate 3,140 MWs of generating capacity in PJM between June 2012 and May 2015 because forecasted returns on investments necessary to comply with environmental regulations are insufficient.  The affected power plants are the following:

		Expected
		Deactivation
Plant / Location	MWs	Date

Elrama / PA	460	June 2012
Niles / OH	217	June 2012
Portland / PA	401	January 2015
Avon Lake / OH	732	April 2015
New Castle / PA	330	April 2015
Shawville / PA	597	April 2015
Titus / PA	243	April 2015
Glen Gardner / NJ	160	May 2015
Total	3,140

The units expected to be deactivated and timeframes are subject to further review based on market conditions.  In particular, while the initial analysis for additional environmental controls at Avon Lake indicated that forecasted returns on those investments were insufficient, the evaluation of the returns on those environmental controls is continuing.

The coal-fired units at Shawville, which is leased, will be placed in long-term protective layup.  The required lease payments will continue to be made and the assets will be maintained in accordance with the lease.

Other expected fleet reductions are: (i) the May 2012 expiration of a tolling agreement for the 630 MW Vandolah facility in Florida; (ii) the previously announced retirement of the 482 MW Potomac River generating facility in Virginia in October 2012; and (iii) the previously announced retirement of the 674 MW Contra Costa generating facility in California in May 2013, subject to regulatory approvals.  Additionally, in January 2012, GenOn sold the previously mothballed 586 MW Indian River generating facility in Florida for $11.5 million.  These fleet reductions, taken together with 3,140 MW of deactivations in the table above, total 5,512 MW of generating capacity.

GenOn will have 19,490 MW of generating capacity, after giving effect to the deactivations and fleet reductions described above, and adding the 719 MW Marsh Landing generating facility in California, which is scheduled to become operational in mid-2013.  This includes 4,085 MW of coal-fired capacity in PJM.

Environmental Capital Expenditures

Since 2000, GenOn has invested approximately $2.4 billion in environmental controls for the existing plants expected to remain in GenOn’s fleet after the deactivations.  Compared to 1990 emission levels, 2011 NOX emissions were reduced by 78% and SO2 emissions were reduced by 90% for those generating facilities.  In addition, GenOn expects to make further improvements by investing $586 to $726 million over the next ten years for major environmental controls at some of its generating stations to meet air and water environmental regulations.

Guidance

GenOn reduced adjusted EBITDA guidance for 2012 to $440 million from $496 million and reduced adjusted EBITDA guidance for 2013 to $665 million from $761 million.  The guidance for both years is based on forward commodity prices on January 24, 2012 and excludes the previously expected impacts from the Cross-State Air Pollution Rule (CSAPR).  The CSAPR was stayed by the U.S. Court of Appeals for the District of Columbia Circuit on December 30, 2011.

Financial Information

On December 31, 2011, GenOn had 771,692,734 common shares outstanding.

2011 versus 2010

Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

	Year Ended	Year Ended	Year Ended
(in millions)	December 31, 2011	December 31, 2010[1]	December 31, 2010[1]
		Pro Forma
Net Loss	$(189)	$(740)	$(233)
Unrealized (gains) losses	(224)	(27)	42
Merger-related costs	72	—	114
Western states litigation and similar settlements	—	17	—
Impairment losses	133	926	565
Lower of cost or market inventory adjustments, net	(3)	(22)	(4)
Postretirement benefits curtailment gain	—	(37)	(37)
Gain on bargain purchase, as retroactively amended	—	—	(335)
Potomac River settlement obligation	—	32	32
Kern River settlement	—	(40)	—
Loss on early extinguishment of debt	23	—	9
Major litigation costs, net of recoveries	15	—	—
Large scale remediation and settlement costs	59	—	—
Reversal of Montgomery County carbon levy assessment for prior year	(8)	—	—
Other, net	(10)	(6)	10
Adjusted Income (Loss) from Continuing Operations	$(132)	$103	$163

Benefit for income taxes	—	(2)	(2)
Interest expense, net	379	427	253
Depreciation and amortization	375	391	224
Adjusted EBITDA	$622	$919	$638

1      Results of operations have been retroactively amended for revisions to the provisional allocation of the merger purchase price at December 3, 2010.

Adjusted EBITDA was $622 million for 2011 compared to $919 million on a pro forma basis for 2010.  The decline resulted from a reduction in energy gross margin in Eastern PJM because of reduced generation volumes and lower contracted and capacity.  The decline was partially offset by lower adjusted operating and other expenses primarily related to merger cost savings and reduced planned outages and projects.

The adjusted loss from continuing operations was $132 million for 2011 compared to adjusted income from continuing operations of $103 million on a pro forma basis for 2010.  The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by a reduction in interest expense, net and depreciation and amortization expense.

GenOn’s net loss was $189 million for 2011 compared to a net loss of $740 million on a pro forma basis for 2010.  The decrease in net loss was primarily a result of a $793 million decrease in impairment losses and an increase in unrealized gross margin.  These were partially offset by merger-related costs and $59 million recognized in 2011 for large scale remediation and settlement costs and the same items that affected adjusted income/loss from continuing operations.  Impairment losses in 2011 were related to emissions allowances used to comply with the Clean Air Interstate Rule.  Impairment losses in 2010 were related to the Dickerson, Potomac River, Elrama, Niles, New Castle and Titus generating facilities.

Net cash provided by operating activities of continuing operations was $265 million for 2011 compared to $199 million for 2010.

Liquidity

Total cash and cash equivalents at December 31, 2011 was $1.7 billion.  When taken together with availability under existing credit facilities, GenOn’s total available liquidity at December 31, 2011 was $2.2 billion.

Total debt at December 31, 2011, excluding unamortized debt discounts and adjustments to fair value of debt, was $4.2 billion.  The unamortized debt discounts and adjustments to fair value of debt totaled $(60) million.

Fourth Quarter 2011 versus Fourth Quarter 2010

Net Income (Loss) to Adjusted Loss from Continuing Operations and Adjusted EBITDA

	Quarter Ended	Quarter Ended	Quarter Ended
(in millions)	December 31, 2011	December 31, 2010[1]	December 31, 2010[1]
		Pro Forma

Net Income (Loss)	$100	$(896)	$(631)
Unrealized (gains) losses	(283)	264	221
Merger-related costs	11	—	101
Impairment losses	—	565	565
Potomac River settlement obligation	—	32	32
Kern River settlement	—	(40)	—
Lower of cost or market inventory adjustments, net	10	(3)	(3)
Gain on bargain purchase, as retroactively amended	—	—	(335)
Major litigation costs, net of recoveries	3	—	—
Large scale remediation and settlement costs	29	—	—
Other, net	(1)	(1)	20
Adjusted Loss from Continuing Operations	$(131)	$(79)	$(30)

Benefit for income taxes	(4)	(3)	(3)
Interest expense, net	89	137	103
Depreciation and amortization	103	95	67
Adjusted EBITDA	$57	$150	$137

1      Results of operations have been retroactively amended for revisions to the provisional allocation of the merger purchase price at December 3, 2010.

Adjusted EBITDA was $57 million for the fourth quarter of 2011 compared to $150 million on a pro forma basis for the same period of 2010.  The decline primarily resulted from a reduction in energy gross margin in the Eastern PJM and Western PJM/MISO segments because of lower generation volumes and lower contracted and capacity.  These declines were partially offset by lower adjusted operating and other expenses related to reduced planned outages and projects, and merger cost savings.

The adjusted loss from continuing operations was $131 million for the fourth quarter of 2011 compared to $79 million on a pro forma basis for the same period of 2010.  The decline was primarily related to the same items that affected adjusted EBITDA, partially offset by a reduction in interest expense, net.

GenOn’s net income was $100 million for the fourth quarter of 2011 compared to a net loss of $896 million on a pro forma basis for the same period of 2010.  The improvement was primarily a result of a decline in impairment losses, unrealized gains in 2011 compared to unrealized losses in 2010, and the same items that affected adjusted loss from continuing operations.  The impairment losses in the fourth quarter of 2010 were related to the Dickerson and Potomac River generating facilities.

Net cash used in operating activities of continuing operations was $17 million for the fourth quarter of 2011 compared to $144 million reported for the same period of 2010.

Conference Call

GenOn Energy will host its fourth quarter 2011 earnings conference call beginning at 9:00 a.m. Eastern Time on Wednesday, February 29, 2012.  The conference call will be webcast live with audio and slides at www.genon.com in the Investor Relations section.  A replay of the call can be accessed approximately two hours after the call’s completion.

About GenOn Energy, Inc.

GenOn Energy, Inc. (NYSE: GEN) is one of the largest competitive generators of wholesale electricity in the United States. With power generation facilities located in key regions of the country and a generation portfolio of approximately 23,700 megawatts, GenOn is helping meet the nation’s electricity needs. GenOn’s portfolio of power generation facilities includes baseload, intermediate and peaking units using coal, natural gas and oil to generate electricity. We have experienced leadership, dedicated team members, financial strength and a solid commitment to safety, the environment, operational excellence and the communities in which we operate. GenOn routinely posts all important information on its web site at www.genon.com.

Non-GAAP Financial Measures

This press release includes “non-GAAP financial measures” as defined in Regulation G under the Securities Exchange Act of 1934, as amended. Reconciliations of these measures to the most directly comparable GAAP measures are contained herein.  This press release is available in the Investor Relations section of our web site at www.genon.com.  To the extent required, the Company has included a more detailed description of each of the non-GAAP financial measures used in this press release, together with a discussion of the usefulness and purpose of these measures as an exhibit to the Company’s Current Report on Form 8-K furnished to the SEC with this press release, which is also available on our web site.

Certain factors that could affect GAAP financial measures are not accessible on a forward-looking basis, but could be material to future reported earnings and cash flow.

Year Ended December 31, 2010 Pro Forma Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported[1]	RRI Energy	Adjustments[1]	Pro Forma[1]

Net Loss	$(233)	$(489)	$(18)	$(740)
Net income from discontinued operations	—	(6)	—	(6)
Unrealized (gains) losses	42	(69)	—	(27)
Postretirement benefits curtailment gain	(37)	—	—	(37)
Merger-related costs	114	25	(139)	—
Gain on bargain purchase, as retroactively amended	(335)	—	335	—
Potomac River settlement obligation	32	—	—	32
Kern River settlement	—	(40)	—	(40)
Lower of cost or market inventory adjustments, net	(4)	(18)	—	(22)
Impairment losses	565	361	—	926
Western states litigation and similar settlements	—	17	—	17
Other, net	19	—	(19)	—
Adjusted Income (Loss) from Continuing Operations	$163	$(219)	$159	$103

Provision (benefit) for income taxes	(2)	57	(57)	(2)
Interest expense, net	253	152	22	427
Depreciation and amortization	224	237	(70)	391
Adjusted EBITDA	$638	$227	$54	$919

1      Results of operations have been retroactively amended for revisions to the provisional allocation of the merger purchase price at December 3, 2010.

Quarter Ended December 31, 2010 Pro Forma Net Loss to Adjusted Income (Loss) from Continuing Operations and Adjusted EBITDA

			Pro Forma
(in millions)	Reported[1]	RRI Energy	Adjustments[1]	Pro Forma[1]

Net Loss	$(631)	$(63)	$(202)	$(896)
Net income from discontinued operations	—	(2)	—	(2)
Unrealized losses	221	43	—	264
Merger-related costs	101	6	(107)	—
Lower of cost or market inventory adjustments, net	(3)	—	—	(3)
Impairment losses	565	—	—	565
Gain on bargain purchase, as retroactively amended	(335)	—	335	—
Potomac River settlement	32	—	—	32
Kern River settlement	—	(40)	—	(40)
Other, net	20	—	(19)	1
Adjusted Income (Loss) from Continuing Operations	$(30)	$(56)	$7	$(79)

Provision (benefit) for income taxes	(3)	(12)	12	(3)
Interest expense, net	103	30	4	137
Depreciation and amortization	67	41	(13)	95
Adjusted EBITDA	$137	$3	$10	$150

1      Results of operations have been retroactively amended for revisions to the provisional allocation of the merger purchase price at December 3, 2010.

Net Loss to Adjusted Loss from Continuing Operations and Adjusted EBITDA Guidance

	Year Ending	Year Ending
(in millions)	December 31, 2012	December 31, 2013

Net Loss	$(819)	$(513)
Unrealized losses	508	399
Merger-related costs	8	3
Costs to deactivate generating facilities	31	5
Major litigation costs, net of recoveries	5	—
Reversal of Potomac River settlement obligation	(32)	—
Gain on sale of assets	(6)	—
Other, net	5	—
Adjusted Loss from Continuing Operations	$(300)	$(106)

Interest expense, net	366	376
Depreciation and amortization	374	395
Adjusted EBITDA	$440	$665

Forward Looking Statements

This press release contains statements, estimates or projections that are “forward-looking statements” as defined under U.S. federal securities laws. In some cases, one can identify forward-looking statements by words such as “will,” “expect,” “estimate,” “think,” “forecast,” “guidance,” “outlook,” “plan,” “lead,” “project” or comparable words. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to: (i) legislative and regulatory initiatives or changes in regulations affecting the electric industry; (ii) changes in, or changes in the application of, environmental or other laws and regulations; (iii) failure of our generating facilities to perform as expected, including due to outages for unscheduled maintenance or repair; (iv) changes in market conditions or the entry of additional competition in our markets; and (v) those factors contained in our periodic reports filed with the SEC, including in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The forward-looking information in this document is given as of the date of the particular statement, and we assume no duty to update this information.  Our filings and other important information are also available on the Investor Relations page of our web site at www.genon.com.

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